Exhibit 99.1
OpenText Appoints George Schindler to Board of Directors

Waterloo, ON, October 6, 2025 - Open Text Corporation (NASDAQ: OTEX), (TSX: OTEX), today announced the appointment of George Schindler to its board of directors. Mr. Schindler previously served as President and Chief Executive Officer of CGI Inc. (“CGI”) from 2016 to 2024 and currently serves as a member of the board of directors of CGI. In his capacity as President and Chief Executive Officer, he led the development and implementation of CGI’s profitable growth strategy to strengthen its market position as one of the world’s leading global business and strategic IT consulting services firms.

“I am very pleased to welcome George to the OpenText Board,” said Tom Jenkins, Executive Chair of the Board. “As a former CEO with a proven track record of driving growth and creating shareholder value, George will bring another valuable perspective to the Board as we continue to enhance focus on the company’s core Information Management for AI business.”

Prior to his appointment as President and Chief Executive Officer of CGI, Mr. Schindler served as President and Chief Operating Officer of CGI from 2015 to 2016 and as President, United States and Canada Operations from 2011 to 2015. A recognized industry leader, Mr. Schindler has twice been named a Top 100 Leader by Federal Computer Week. He holds a Bachelor of Science degree in Computer Science from Purdue University.

About OpenText

OpenText is a leading Cloud and AI company that provides organizations around the world with a comprehensive suite of Business AI, Business Clouds, and Business Technology. We help organizations grow, innovate, become more efficient and effective, and do so in a trusted and secure way – through Information Management. For more information about OpenText (NASDAQ/TSX: OTEX), please visit us at https://www.opentext.com.

For more information, please contact:

Greg Secord
Vice President, Global Head of Investor Relations
Open Text Corporation
415-963-0825
investors@opentext.com

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